Exhibit 10.4

ASSET PURCHASE AGREEMENT

BY AND AMONG

FAT BRANDS INC.,

THE OTHER SELLERS,

AND

TABCO International Food Catering K.S.C.C.

Dated:

May 19, 2026

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Annex 1 – Sellers
Exhibit A – Form of Bill of Sale
Exhibit B – Form of Assignment and Assumption Agreement
Exhibit C – Form of Trademark Assignment
Exhibit D – Form of Domain Name and Social Media Account Assignment

Exhibit E – Form of Sale Order

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of May 19, 2026 by and among FAT Brands Inc., a Delaware corporation (“FAT Brands”), and the direct and indirect Subsidiaries of FAT Brands identified on Annex 1 hereto (each a “Seller” and, collectively, “Sellers”), and TABCO International Food Catering K.S.C.C., a Kuwait Shareholding Company (Closed) (“Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties” and each, individually, as a “Party”.

WITNESSETH

WHEREAS, on January 26, 2026 (the “Petition Date”), FAT Brands, Twin Hospitality Group, Inc., a Delaware corporation (“Twin Hospitality”), and certain of their respective direct and indirect Subsidiaries (collectively, the “Debtors”), including Sellers, filed voluntary petitions for relief (collectively, the “Bankruptcy Cases”), under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on January 26, 2026, the Debtors established a special committee (the “Special Committee”) and authorized the Special Committee to review, consider and, if appropriate, recommend a potential restructuring and/or recapitalization transaction, including financing, refinancing, reorganization, recapitalization, or change of control whether by sale, merger, consolidation, or otherwise which, for the avoidance of doubt, includes any matters relating to, arising in, or financing for the Bankruptcy Cases;

WHEREAS, pursuant to that certain Amended and Restated Stipulation and Agreed Order Regarding Mediated Agreement entered by the Bankruptcy Court on March 19, 2026 [Docket No. 472], the Special Committee is vested with the sole and exclusive authority to manage the affairs of FAT Brands and its Subsidiaries;

WHEREAS, FAT Brands and its Subsidiaries (including Sellers) operate the FAT Brands Business (including the Transferred Business);

WHEREAS, Twin Hospitality, and the direct and indirect Subsidiaries or Affiliates of Twin Hospitality (collectively with Twin Hospitality, the “Twin Hospitality Parties”) are the franchisor and operator of the Twin Peaks and Smokey Bones specialty casual dining restaurant concepts (the “Twin Hospitality Business”);

WHEREAS, Buyer desires to purchase, and the Sellers desire to sell, only the Transferred Business, which consists principally of (i) Owned Intellectual Property (as defined herein), (ii) the Franchise Agreements, and (iii) the other Acquired Assets;

WHEREAS, for the avoidance of doubt, Buyer is not acquiring, and the Acquired Assets do not include any other portion of the FAT Brands Business, the Twin Hospitality Business or any other business, brand, concept, operation, real property or asset of Sellers or the Twin Hospitality Parties; and

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WHEREAS, Sellers and Buyer desire to enter into this Agreement to provide for Buyer to purchase, acquire, and assume from the applicable Seller all of the Acquired Assets and Assumed Liabilities (which Acquired Assets and Assumed Liabilities generally comprise the Transferred Business), all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363, 365, and other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement:

“Accounts Receivable” means, in each case, to the extent exclusively related to the Transferred Business, any and all (a) accounts receivable, credit card receivables, notes receivable, trade receivables and other amounts receivable generated by the Transferred Business or owed to Sellers (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to Sellers with respect to products sold or services performed on or prior to the Closing Date, (b) license and royalty receivables payable, or that may become payable, to Sellers with respect to products sold or services performed on or prior to the Closing Date, (c) without limiting the foregoing, any amounts (including franchise fees, license fees, and royalties) incurred under or in connection with any International Multi-Unit Restaurant Agreement (including any Addendum thereto) between EB Franchises, LLC, and KKHC Investment SPV Ltd, that are or may hereafter become due from KKHC investment SPV Ltd, any Affiliate thereof, or any of their respective successors or assigns, (d) all accounts receivable, credit card receivables, notes receivable, trade receivables and other amounts receivable owed by Buyer to any Seller, but excluding any Liability of Buyer arising under or in connection with this Agreement, and (e) other amounts due to Sellers which Sellers have historically classified as accounts receivable in Sellers’ financial statements with respect to products sold or services performed on or prior to the Closing Date. Accounts Receivable do not include any intercompany accounts of the Sellers.

“Acquired Assets” means all of Sellers’ right, title, and interest, in and to all of the following (except to the extent listed or otherwise included as an Excluded Asset):

(a) all Owned Intellectual Property, including the Intellectual Property set forth on Section 1.1(b) of the Disclosure Schedule;

(b) all franchise system materials to the extent exclusively used in or exclusively related to the Transferred Business, including all operations manuals, training materials and programs, brand and system standards, design and site specifications, vendor and supplier programs, franchisee support materials, and related documentation;

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(c) all Designated Contracts (including Franchise Agreements) set forth on Section 2.6 of the Disclosure Schedule (as amended from time to time in accordance with Section 2.6);

(d) all customer and end-user data and information, in each case, to the extent exclusively used in or exclusively related to the Transferred Business and solely to the extent permitted to be assigned, used, or provided by Sellers under applicable Law;

(e) all Accounts Receivable;

(f) all Permits, in each case to the extent transferable and exclusively used in or exclusively related to the Transferred Business;

(g) all books, records, and other data not described in clause (d) above, including (x) customer lists, supplier lists, mailing lists, accounting records, documentation or records, catalogs, and printed materials relating thereto, and (y) past and present customer, supplier, vendor records, files, documents, instruments, financial, marketing, and business data, pricing and cost information, business and marketing plans, and other information, files, correspondence, records, data, plans, reports, and recorded knowledge, historical trademark files, prosecution files of Sellers in whatever media retained or stored, including computer programs and disks, and all other books, records, instruments, policies, procedures and documents, in each case to the extent within Sellers’ possession, custody or control and primarily used in or primarily relating to the Transferred Business (it being acknowledged and agreed that (i) with respect to such books, records and data owned or maintained by FAT Brands (and not the other Sellers), copies of such books, records and data shall be considered Acquired Assets pursuant to this clause (h) (and FAT Brands shall retain all originals thereof) and (ii) the other Sellers shall be permitted to retain copies of any books, records and other data constituting Acquired Assets as may be necessary or advisable for purposes of legal, regulatory or Tax compliance or in connection with any Claims or Litigation constituting Excluded Assets or Excluded Liabilities);

(h) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to Taxes that are Excluded Liabilities), in each case to the extent exclusively relating to the Transferred Business;

(i) all promotional materials, displays, media content, and other personal property or equipment owned or leased to Sellers (to the extent such underlying lease is a Designated Contract), in each case to the extent exclusively used in or exclusively related to the Transferred Business;

(j) all Intellectual Property Licenses, in each case to the extent transferable and exclusively used in or exclusively related to the Transferred Business;

(k) all goodwill exclusively related to the Transferred Business or the Acquired Assets;

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(l) all Sellers’ telephone, facsimile numbers, and email addresses, in each case, to the extent exclusively used in or exclusively relating to the Transferred Business;

(m) all avoidance actions under Chapter 5 of the Bankruptcy Code relating to any Designated Contract following the Closing (the “Acquired Avoidance Actions”);

(n) all of Sellers’ rights under warranties, indemnities, and all similar rights against third parties in each case to the extent transferable and exclusively related to any Acquired Assets;

(o) all insurance claims, and related proceeds, in each case to the extent exclusively related to an Acquired Asset with respect to matters and occurrences prior to the Closing;

(p) all open purchase orders with customers and suppliers, in each case to the extent exclusively relating to the Transferred Business; and

(q) to the extent not otherwise included in clauses (a) through (p), all other properties, rights, interests, and other tangible and intangible assets of Sellers for exclusive use in or exclusively relating to the Transferred Business (including, for the avoidance of doubt, the “Elevation Burger” brand and franchise system and all intellectual property and related intangible assets exclusively used therein or exclusively in connection therewith, together with all goodwill associated therewith) (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by Sellers after the date hereof but prior to the Closing that are exclusively used in or exclusively relate to the Transferred Business; provided, however, that notwithstanding anything to the contrary herein, the Acquired Assets shall not include any Excluded Assets (including any Other Buyer Assets). For the avoidance of doubt, and without limiting the foregoing or the definition of Excluded Assets, the Acquired Assets consist principally of, and are limited to, (i) the Owned Intellectual Property and (ii) the Franchise Agreements that are Designated Agreements to be assumed by the applicable Sellers and assigned to Buyer pursuant to this Agreement, any Order entered by the Bankruptcy Court, and Section 365 of the Bankruptcy Code, together with the books, records, and goodwill exclusively relating thereto, and shall not include any assets, properties, rights, interests, Contracts, leases, inventory, equipment, Permits, Intellectual Property, cash, receivables, real property or other items that do not relate exclusively to the Transferred Business.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.16.

“Agreement” has the meaning set forth in the preamble.

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“Allocation Schedule” has the meaning set forth in Section 2.7.

“Allowed Kuwait Tax Claim” means a bankruptcy claim or request for allowance of an administrative expense that is timely filed by the State of Kuwait against a Seller in such Seller’s Bankruptcy Case or in the jointly administered Bankruptcy Cases on account of any Kuwaiti Tax Liabilities and that is allowed against such Seller by a final, nonappealable order of the Bankruptcy Court.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(ii).

“Assumed Liabilities” means the following Liabilities of Sellers (to the extent not satisfied prior to the Closing):

(a) all Liabilities under or relating to the Acquired Assets to the extent such Liabilities arise from and after the Closing Date;

(b) all Liabilities to pay for goods or services ordered with respect to the Transferred Business, prior to the Closing, but that are not delivered or performed until after the Closing;

(c) all Liabilities with respect to open purchase orders with customers and suppliers, in each case solely to the extent any such order constitutes an Acquired Asset;

(d) all Cure Costs related solely to the Designated Contracts that will be assumed by Sellers and assigned to Buyer; and

(e) all Liabilities for (i) Taxes that relate to the Acquired Assets or the Assumed Liabilities with respect to Post-Closing Tax Periods allocable to Buyer in accordance with Section 6.3(b) and (ii) Transfer Taxes, in each case whether such Taxes relate to a taxable period (or portion thereof) ending on or before, or beginning after, the Closing Date.

provided, however, that notwithstanding anything to the contrary set forth in this definition, the Assumed Liabilities shall not include any Excluded Liabilities.

“Auction” has the meaning set forth in the Bidding Procedures Order.

“Bankruptcy Cases” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bid Deadline” has the meaning set forth in the Bidding Procedures Order.

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“Bidding Procedures Motion” means the motion filed by Sellers with the Bankruptcy Court (i) (a) approving the proposed auction and bidding procedures, by which the Debtors will solicit and select the highest or otherwise best offer for the sale of the assets, through one or more sales; (b) establishing procedures for the assumption and assignment of executory contracts and unexpired leases, including notice of proposed cure amounts; (c) scheduling (x) a date for an auction, if the Debtors receive one or more timely and acceptable qualified bids and (y) a final hearing to approve one or more transactions, as necessary; and (d) approving the form and manner of notice of (x) the auction and sale hearing and (y) assumption and assignment procedures; and (ii) granting related relief [Docket No. 420].

“Bidding Procedures Order” means an Order entered by the Bankruptcy Court on April 9, 2026, granting the relief requested in the Bidding Procedures Motion [Docket No. 595].

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i).

“Business Day” means any day, other than a Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Business Marks” means all Trademarks in all classes of goods and services containing, in whole or in part, the names, terms or logos listed on Section 1.1(b) of the Disclosure Schedule, or any combinations or variation thereof.

“Business Names” means Elevation Burger and any other business names used in connection with the Transferred Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Default Termination” has the meaning set forth in Section 2.3(b).

“CFIUS” has the meaning set forth in Section 4.10.

“Claim” means any claim within the meaning of Section 101(5) of the Bankruptcy Code.

“Claim Notice” has the meaning set forth in Section 6.8(b).

“Claims Agent” has the meaning set forth in Section 2.3(b).

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash Payment” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.4.

“Contract” means any agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document, or other similar understanding, which in each case is in writing and signed by parties intending to be bound thereby (other than any leases).

“Cure Costs” means all amounts payable, and obligations that must be satisfied in order to cure any monetary defaults through the Closing Date that are required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of executory Contracts.

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“Debtors” has the meaning set forth in the recitals.

“Deposit” has the meaning set forth in Section 2.3(b).

“Deposit Account” has the meaning set forth in Section 2.3(b).

“Designated Contracts” means any Contract listed or referenced on Section 2.6(a) of the Disclosure Schedule designated by Buyer (in its sole discretion) for assumption and assignment to Buyer in accordance with Section 2.1, Section 2.2, and Section 2.6 effective on and as of the Closing as set forth on Section 2.6(b) of the Disclosure Schedule.

“Disclosure Schedule” has the meaning set forth in Article III.

“Domain Name and Social Media Account Assignment” has the meaning set forth in Section 2.5(a)(iv).

“EAR” has the meaning set forth in Section 4.9.

“Encumbrances” means any claim, community or other marital property interest, condition, equitable interest, right of way, encroachment, servitude, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any federal, state or local, or foreign law, statute, code, ordinance, rule, or regulation relating to the protection of the environment or natural resources.

“Excluded Assets” means the assets of Sellers and the Twin Hospitality Parties as of the Closing that do not constitute the Acquired Assets, including the following assets:

(a) all Other Buyer Assets;

(b) all files, books, records and documents prepared in connection with this Agreement or the transactions contemplated hereby (including any sales of assets by Sellers to any Other Buyer) or otherwise relating to the Bankruptcy Cases (including all files, books, records, and documents constituting work product of Sellers’ legal counsel and all Privileged Communications), all minute books, corporate records (such as stock registers), and organizational documents of Sellers, Tax Returns and Tax work papers in respect of Taxes of Sellers, and all other documents not related to the Transferred Business or the Acquired Assets, including all rights, privileges and interest of Sellers in respect of the foregoing;

(c) any Contract that is not a Designated Contract;

(d) any owned or leased real property;

(e) any Tax refunds, overpayments, or other tax attribute of Sellers and their Affiliates, except any Tax refund, overpayment or other tax attribute to the extent in connection with any Kuwaiti Tax Liabilities satisfied or paid by Buyer;

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(f) all cash and cash equivalents of Sellers (for the avoidance of doubt, cash in restricted accounts, the professional fee escrow, and all adequate assurance deposits are included in the Excluded Assets);

(g) all avoidance actions under Chapter 5 of the Bankruptcy Code or any claims or Litigations that are not an Acquired Avoidance Action or otherwise an Acquired Asset (for the avoidance of doubt, avoidance actions include any claim or cause of action under Sections 502, 510, 541, 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code or under related state or federal statutes or common law, including fraudulent transfer or fraudulent conveyance law);

(h) any security deposits or pre-paid expenses paid prior to the Closing Date and not exclusively associated with the Acquired Assets;

(i) all prepaid insurance and insurance policies and binders (including directors and officers insurance policies and any tail insurance policies purchased in respect thereof), all claims, refunds, and credits from insurance claims, insurance policies, or binders due or to become due with respect to such policies or binders and all rights to proceeds thereof;

(j) all equipment, tools, or assets belonging to employees or independent contractors of Sellers;

(k) all shares of capital stock or other equity interests of any Seller and all securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any other Person; and

(l) all assets, properties, rights, interests, and Claims of every kind and description of any Sellers or Twin Hospitality Party that (i) are not Acquired Assets, or (ii) are not exclusively related to, exclusively used, or exclusively held for use in, the Transferred Business; and

(m) all Claims and Litigation owned by Sellers against directors and officers to the extent relating to acts, omissions, or events occurring prior to the Closing Date.

“Excluded Liabilities” means any Liabilities of Sellers and the Twin Hospitality Parties, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities. The Excluded Liabilities include the following, (other than the Assumed Liabilities):

(a) any Liability exclusively relating to or exclusively arising out of the Excluded Assets;

(b) any Liability for Taxes of Sellers and the Twin Hospitality Parties (except for any Taxes that are expressly assumed in accordance with the definition of Assumed Liabilities);

(c) all Liabilities of Sellers and the Twin Hospitality Parties under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

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(d) any Liability associated with any and all indebtedness for borrowed money, including any guarantees of third party obligations, and reimbursement obligations to guarantors of Sellers’ or the Twin Hospitality Parties’ obligations or under letters of credit of any Seller or the Twin Hospitality Party;

(e) any Liabilities in respect of any Contracts that are not Designated Contracts, respectively;

(f) all Liabilities arising out of employment laws or relating to the employment or termination of employees of any Seller or Twin Hospitality Party;

(g) all Liabilities of Sellers and the Twin Hospitality Parties to their respective equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments, or otherwise, and, any Liability of Sellers or the Twin Hospitality Parties pursuant to any Affiliate Agreement;

(h) all Liabilities relating to Litigation, claims, actions, suits, arbitrations, litigation matters, proceedings, or investigations (in each case whether involving private parties, Governmental Authorities, or otherwise) involving, against, or affecting any Acquired Asset or the Transferred Business arising, commenced, filed, initiated, or threatened before the Closing and relating to facts, events, or circumstances arising or occurring before the Closing; and

(i) all Liabilities arising under Environmental Laws to the extent relating to facts, events, or circumstances arising or occurring before the Closing.

“FAT Brands” has the meaning set forth in the preamble.

“FAT Brands Business” means the business and operations conducted by FAT Brands and its Subsidiaries of the operation of restaurants, bars and entertainment (whether owned or franchised) under the “Twin Peaks”, “Smokey Bones”, “Round Table Pizza”, “Fatburger”, “Marble Slab Creamery”, “Elevation Burger”, “Johnny Rockets”, “Hot Dog on a Stick”, “Fazoli’s”, “Great American Cookies”, “Buffalo’s Cafe”, “Buffalo’s Express”, “Hurricane Grill & Wings”, “Pretzelmaker”, “Native Grill & Wings”, “Yalla Mediterranean”, “Ponderosa Steakhouse” and “Bonanza Steakhouse” names and all related Trademarks and proprietary brand elements, including all franchising, licensing, and brand management activities conducted in connection therewith.

“Franchise Agreements” means the franchise agreements between a Seller, on one hand, and a franchisee, on the other in respect of the Transferred Business.

“Fraud” means common law fraud under Delaware Law with respect to the making of the representations and warranties set forth in Article III or Article IV of this Agreement, as applicable. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any claims based on negligent or reckless misrepresentation or similar theory.

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“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Indemnified Claim” has the meaning set forth in Section 6.8(c).

“Intellectual Property” means any and all intellectual property and other similar proprietary rights, in any jurisdiction in the world (whether arising under statutory or common law, contract, or otherwise), that includes rights pertaining to or arising from: (a) inventions, discoveries, processes, designs, techniques and developments, whether or not patentable; (b) patents, patent applications, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations, extensions, provisional applications, and any foreign or international equivalent of any of the foregoing; (c) Trademarks; (d) trade secrets, confidential technical information, know-how, product designs, blueprints, formulas and proprietary methods and processes, (e) works of authorship including copyrights, moral rights, design rights, copyright applications, copyright registrations and rights to prepare derivative works; (f) domain names and social media accounts (including user names and passwords), (g) computer software and firmware, including source code, object code, and software-related specifications and documentation, (h) the right to sue for infringement and other remedies against infringement of any of the foregoing, and (i) rights to protection of interests in the foregoing under the laws of all jurisdictions.

“Intellectual Property Licenses” means (a) any grant to a third Person of any right to use any Intellectual Property owned by Sellers and (b) any grant to Sellers of a right to use a third Person’s Intellectual Property rights.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“ITAR” has the meaning set forth in Section 4.9.

“Knowledge” means (a) with respect to Sellers, FAT Brands or Twin Hospitality (and other words of similar import), the actual knowledge of John DiDonato and Abhimanyu Gupta, each in his capacity as Chief Restructuring Officer or Deputy Chief Restructuring Officer, respectively, with respect to the transactions contemplated by this Agreement, and Allen Sussman and (b) with respect to Buyer, the actual knowledge of its executive officers and directors.

“Kuwait Allowed Tax Claim Distribution Loss” means the amount in U.S. dollars that a Seller Indemnified Party is required to pay to the State of Kuwait as distributions on account of an Allowed Kuwait Tax Claim under a confirmed and effective chapter 11 plan or as otherwise as required by the Bankruptcy Code.

“Kuwaiti Tax Claim” has the meaning set forth in Section 6.8(b).

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“Kuwaiti Tax Liabilities” means all unpaid income Taxes (together with any related interest, penalties, additions to Tax, fines, or similar amounts) imposed under the Laws of the State of Kuwait (including, for purposes of the provisions herein relating to the Kuwaiti Tax Liabilities, any subdivision thereof or therein) that arise in respect of, are attributable to, or are otherwise asserted against any Seller in connection with, the Transferred Business or the Acquired Assets (including the Franchise Agreements), in each case relating to franchisees, franchise operations, or franchise activities located in, or conducted in or from, or otherwise relating to income for applicable tax purposes, including development fees and royalties, properly sourced in the State of Kuwait.

“Law” means any constitution applicable to, and any statute, treaty, code, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) regardless of when arising.

“Lien” means any lien (statutory or otherwise), Claim, Encumbrance, deed of trust, right of first offer, easement, servitude, transfer restriction under any shareholder or similar agreement, mortgage, pledge, lien, charge, security interest, option, right of first refusal, security agreement, or other encumbrance or restriction on the use or transfer of any property, hypothecation, license, preference, priority, covenant, right of recovery, order of any Governmental Authority, of any kind or nature (including (a) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (b) any assignment or deposit arrangement in the nature of a security device, and (c) any leasehold interest, license, or other right, in favor of a third party or a Seller, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Litigation” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, including under common law, statute, or the Bankruptcy Code, and whether before any Governmental Authority.

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“Material Adverse Effect” means any effect, condition, fact, circumstance, or change that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition of the Acquired Assets and the Transferred Business, taken as a whole, other than any effects, circumstances, or changes to the extent arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the Transferred Business operates; (b) any condition or occurrence affecting restaurants or the restaurant industry generally; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (including any escalation or worsening of any hostilities, military actions, or terrorist attacks, including those involving Russia or Ukraine, Iran, U.S., Israel or Hamas, or any other geopolitical conflict); (d) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, cyber-attack, natural disaster, fire, flood, hurricane, tornado, or other weather or geological event; (f) any pandemic, epidemic, disease outbreak, or public health crisis (including COVID-19 or any variant thereof), including the occurrence, continuation, or worsening thereof, and any quarantine, “shelter in place,” “stay at home” or similar restrictions, or any other actions, guidelines, recommendations, or mandates by any Governmental Authority in response thereto; (g) changes in Law or accounting rules (including GAAP) or the interpretation or enforcement thereof; (h) the taking of any action required or permitted by this Agreement or any Related Agreement or taken at the express written request of the other Party, or the failure to take any action if such action is prohibited by this Agreement or the other Party has withheld its consent to such action; (i) any effects or changes as a result of the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, franchisees, landlords, licensors, licensees, creditors, or others having relationships with Sellers; (j) (i) the commencement or pendency of the Bankruptcy Cases, (ii) any objections in the Bankruptcy Court to (A) this Agreement or any of the transactions contemplated hereby, (B) the Sale Order or the reorganization of Sellers or their Affiliates pursuant to the Sale Order, (C) the Bidding Procedures Order, or (D) the assumption or rejection of any Designated Contract, provided that such action is not inconsistent with the terms of this Agreement, (iii) any Order of the Bankruptcy Court or any actions or omissions of Sellers required to be taken (or not taken) to comply therewith, or (iv) any filings under Section 1113 or 1114 of the Bankruptcy Code; (k) the closing of any restaurants or locations not acquired by Buyer or the sale of any other assets or businesses to any third parties by any Seller or any of its Affiliates; (l) the failure of Sellers or the Transferred Business to meet any internal or published projections, forecasts, budgets, estimates, performance metrics, or operating statistics (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from this definition should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (m) any effects or changes arising from or related to the breach of the Agreement by Buyers; (n) any tariffs, duties, sanctions, import or export restrictions, or similar trade restrictions imposed, modified, or threatened by any Governmental Authority; (o) the failure of Sellers to obtain any consent, permit, authorization, waiver, or approval required in connection with the transactions contemplated hereby; (p) seasonal fluctuations in the results of operations or financial condition of Sellers or the Transferred Business; and (q) any items set forth in the Disclosure Schedule.

“Non-Recourse Party” has the meaning set forth in Section 9.14(b).

“OFAC” has the meaning set forth in Section 4.8.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or other award made, issued, entered or rendered by or with any Governmental Authority, whether preliminary, interlocutory or final, including any Order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

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“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Transferred Business through the date hereof consistent with past practice from the date of the filing of the Bankruptcy Cases, but subject, however, to any Order entered by the Bankruptcy Court or changes arising or resulting from the filing or pendency of the Bankruptcy Cases.

“Other Buyer” means any Person (other than Buyer) that acquires any Other Buyer Asset pursuant to a separate purchase agreement approved by the Bankruptcy Court.

“Other Buyer Asset” means any assets (other than those assets identified in clauses (a) through (p) of the “Acquired Assets” definition in this Agreement) related to any brand or portion of the FAT Brands Business that is not included in the Transferred Business and is sold to a Person other than Buyer pursuant to a separate purchase agreement approved by the Bankruptcy Court. For the avoidance of doubt, Other Buyer Assets shall be Excluded Assets for purposes of this Agreement.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Sellers, in each case to the extent exclusively used in or exclusively related to the Transferred Business.

“Party/Parties” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, or similar right obtained from any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and arising or incurred in the Ordinary Course of Business; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s, or other similar Liens, including all statutory liens, arising, or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, material to the Transferred Business; (c) with respect to leased or licensed real or personal property, the terms and conditions of the lease, license, sublease, or other occupancy agreement applicable thereto that are customary; (d) with respect to any leased real property, usual, and customary zoning, building codes, and other land use laws regulating the use or occupancy of such leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property; and (e) usual and customary easements, covenants, conditions, restrictions, and other similar matters affecting title to real property and other encroachments and title and survey defects.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Personal Information” has the meaning set forth in Section 3.11.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Designation Period” has the meaning set forth in Section 2.6(h).

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“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Privileged Communications” means any attorney-client communications, confidences, files, work product or other communications related to matters for which any Seller has engaged Latham & Watkins LLP or any other counsel in connection with a possible negotiated sale of all or any portion of the assets or outstanding equity, or any merger, consolidation, refinancing or similar transaction involving any Seller, whether such negotiated transaction occurs out-of-court or pursuant to a state or federal bankruptcy or insolvency proceeding, or any financing transaction.

“Proposed Cure Costs” has the meaning set forth in Section 2.6(a).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment, the Domain Name and Social Media Account Assignment, the Transition Services Agreement, and any other agreement required to be executed and delivered in connection with the Closing.

“Representative” means, when used with respect to a Person, the Person’s controlled and controlling Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Person’s respective officers, directors, managers, members, stockholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Requesting Party” has the meaning set forth in Section 6.2.

“Reserved Agreement” has the meaning set forth in Section 2.6(h).

“Sale Hearing” means the hearing for approval of, among other things, this Agreement and the transactions contemplated herein.

“Sale Order” means the sale order or orders in form and substance reasonably agreed by Buyer and Sellers authorizing the sale of the Acquired Assets in accordance with this Agreement. Buyer and Sellers acknowledge and agree that a Sale Order in the form attached hereto as Exhibit D is acceptable.

“Sanctions” has the meaning set forth in Section 4.8.

“Seller/Sellers” has the meaning set forth in the preamble.

“Seller Indemnified Party” means a Seller, such Seller’s bankruptcy estate, or any liquidating trustee, plan administrator or any successor in interest to, or assignee of, such Seller under a confirmed and effective chapter 11 plan, as applicable.

“Special Committee” has the meaning set forth in the recitals.

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“Subsidiary” means, with respect to any Person, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled, or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Trademark Assignment” has the meaning set forth in Section 2.5(a)(iii).

“Trademarks” means any and all trademarks (whether registered, unregistered, or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including IP addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing, and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing.

“Transfer Tax” has the meaning set forth in Section 6.3(a).

“Transferred Business” means the business as conducted by Sellers as of the date hereof that develops, markets, acquires and franchises the restaurant concepts under the brand name “Elevation Burger” in the United States of America, Qatar and Kuwait. For the avoidance of doubt, the Transferred Business includes any infrastructure, systems, or assets, regardless of location, that are exclusively used in or exclusively to sales, account management, marketing, technical operations, or other functions of the Transferred Business. For the further avoidance of doubt, the Transferred Business excludes all Excluded Assets (including Other Buyer Assets) and Excluded Liabilities.

“Transition Services Agreement” has the meaning set forth in Section 5.10.

“Twin Hospitality” has the meaning set forth in the preamble.

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“Twin Hospitality Business” has the meaning set forth in the recitals.

“Twin Hospitality Parties” has the meaning set forth in the preamble.

“Willful Breach” means a deliberate act or a deliberate failure to act, regardless of whether breaching was the conscious object of the act or failure to act.

“Wind-Down” has the meaning set forth in Section 5.9(a).

Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary:

(a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause, or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause, or subclause of this Agreement.

(b) The words “include”, “includes”, or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e) The use of “or” herein is not intended to be exclusive.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h) References herein to a Person are also to such Person’s successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(i) Any reference herein to “Dollars” or “$” shall mean United States dollars.

(j) Buyer acknowledges and agrees that the specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item, or matter is or is not material.

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(k) References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or Buyer’s Representatives in the data room prepared by Sellers or provided to Buyer or Buyer’s Representatives in response to requests for materials or information.

Article II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Pursuant to Sections 105, 363, and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase and acquire from Sellers, and Sellers will sell, transfer, assign, convey, and deliver to Buyer all of the Acquired Assets free and clear of all Liens (other than Permitted Liens).

Section 2.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer will assume and become responsible for the Assumed Liabilities at the Closing. Buyer agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored, and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof, including paying all Cure Costs. For the avoidance of doubt, Sellers shall not be liable for, and shall have no obligation to pay or cause to be paid, any Cure Costs.

Section 2.3 Consideration; Deposit.

(a) The consideration for the Acquired Assets shall be the sum of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Closing Cash Payment”) and (ii) assumption of the Assumed Liabilities (together, the “Purchase Price”). The Closing Cash Payment shall be paid at the Closing by Buyer to Sellers by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer no later than two (2) Business Days prior to the Closing Date. The Parties acknowledge and agree that the Closing Cash Payment has been negotiated and determined by the Parties to reflect, and has been reduced to account for, Buyer’s indemnification undertakings in this Agreement relating to the Kuwaiti Tax Liabilities.

(b) Sellers acknowledge the receipt from Buyer in a segregated non-interest bearing account (the “Deposit Account”) maintained by Omni Agent Solutions, Inc. (the “Claims Agent”) of a good faith deposit in the sum of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Deposit”) in immediately available funds pursuant to the terms of this Agreement. The Deposit shall become nonrefundable upon the earlier of (i) the Closing, (ii) the event of Fraud by any Buyer or its Affiliates in connection with this Agreement or the transactions contemplated by this Agreement as determined by a final, fully effective, and non-appealable order or judgment of the Bankruptcy Court, (iii) the entry of an Order of the Bankruptcy Court approving a Sale Order in favor of Buyer at the Sale Hearing and satisfaction by all Parties of all conditions set forth in Article VII, and the absence of any restriction, limitation, or prohibition on Buyer’s right to acquire the Acquired Assets in the manner, and under the terms and conditions, set forth in this Agreement except where any such restriction, limitation, or prohibition is solely caused by an act or omission of Buyer and (iv) the termination of the transaction contemplated by this Agreement by (A) Sellers in accordance with Section 8.1(d) or Section 8.1(f), or (B) Buyer pursuant to Section 8.1(b)(ii) at a time when Sellers could have terminated this Agreement pursuant to Section 8.1(d) or Section 8.1(f) (any such termination described in the foregoing clauses (iv)(A) or (iv)(B), a “Buyer Default Termination”). At the Closing, the Deposit shall be delivered to Sellers and credited toward payment of the Purchase Price. In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination and Sellers are not then in default of this Agreement, Claims Agent shall immediately disburse the Deposit to Sellers to be retained by Sellers for Sellers’ own account as liquidated damages in accordance with this Agreement. If this Agreement is terminated in accordance with Section 8.1 for any other reason and Buyer is not then in breach of this Agreement, the Claims Agent shall return the Deposit to Buyer within two (2) Business Days after the termination of this Agreement. All Claims Agent costs, fees and expenses exclusively related to holding the Deposit in the Deposit Account shall be paid by Buyer.

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Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of counterpart signature pages (or by such other method as shall be mutually agreed upon by Sellers and Buyer) as promptly as practicable, and at no time later than the third (3rd) Business Day following the date on which the conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing) or at such other place and time as Buyer and Sellers may mutually agree. The date on which the Closing is to occur shall be referred to herein as the “Closing Date”.

Section 2.5 Closing Payments and Deliveries.

(a) At the Closing, the applicable Seller will deliver to Buyer:

(i) a Bill of Sale, substantially in the form of Exhibit A (the “Bill of Sale”) duly executed by the applicable Sellers;

(ii) an Assignment and Assumption Agreement, substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by the applicable Sellers;

(iii) a Trademark Assignment , substantially in the form of Exhibit C (the “Trademark Assignment “) duly executed by the applicable Sellers;

(iv) a Domain Name and Social Media Account Assignment, substantially in the form of Exhibit D (the “Domain Name and Social Media Account Assignment”) duly executed by the applicable Sellers;

(v) a Transition Services Agreement, which shall be mutually agreed by the Parties acting in good faith prior to the Closing, duly executed by the applicable Seller and/or Other Buyer, as applicable (the “Transition Services Agreement”);

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(vi) written instructions to the Claims Agent directing the Claims Agent to deliver the Deposit to Sellers duly executed by the applicable Sellers;

(vii) a duly executed certificate from an officer of FAT Brands (on behalf of the Sellers) to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) are satisfied; and

(viii) a duly executed IRS Form W-9 from each Seller (or, if applicable, its regarded owner for U.S. federal income tax purposes).

(b) At the Closing, Buyer will deliver to Sellers:

(i) an amount in cash equal to the Closing Cash Payment less the Deposit,

(ii) the Bill of Sale duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Trademark Assignment duly executed by Buyer;

(v) the Domain Name and Social Media Account Assignment duly executed by Buyer;

(vi) written instructions to the Claims Agent directing the Claims Agent to deliver the Deposit to Sellers duly executed by Buyer;

(vii) duly executed certificate from an officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied; and

(viii) the Transition Services Agreement, duly executed by Buyer.

(c) With respect to each of the Designated Contracts assigned to Buyer on the Closing Date (or pursuant to Section 2.6(h)) Buyer shall satisfy on the Closing Date (or, with respect to the Reserved Agreement, within twenty-four (24) hours of Buyer designating the Reserved Agreement as a Designated Contract pursuant to Section 2.6(h)), all Cure Costs.

Section 2.6 Assumption/Rejection of Certain Contracts.

(a) Section 2.6(a) of the Disclosure Schedule sets forth a list or reference, as of the date hereof, of all executory Contracts exclusively used in or exclusively related to the Transferred Business and which sets forth the Sellers’ good faith estimate of the Cure Costs associated with each such Contract set forth thereon as of the date hereof (the “Proposed Cure Costs”).

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(b) The Designated Contracts as of the date hereof are set forth on Section 2.6(b) of the Disclosure Schedule. Sellers shall take all actions reasonably required to assume and assign the Designated Contracts to Buyer, including to obtain an Order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(c) The Sale Order shall provide for the assumption by Buyer, and the Sale Order shall, to the extent permitted by Law, provide for the assignment by Sellers to Buyer, effective upon the Closing, of the Designated Contracts subject to (i) Buyer’s payment of all Cure Costs and (ii) the other terms and conditions set forth in the remainder of this Section 2.6. For the avoidance of doubt, in no event shall any dispute or disagreement as to any Cure Cost (including the amount thereof) delay or prevent the Closing from occurring, or result in or give rise to any reduction to the Purchase Price.

(d) Sellers shall use commercially reasonable efforts to provide timely and proper written notice of the Sale Hearing to all parties to any executory Contracts to which any Seller is a party that are (or may be) Designated Contracts and take all other actions reasonably necessary to cause such Designated Contracts to be assumed by Sellers and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code. At the Closing, Sellers shall assign to Buyer the Designated Contracts that may be assigned by Sellers to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code. Section 2.6(a) of the Disclosure Schedules sets forth Sellers’ good faith estimate (on a vendor by vendor basis) as of the date of this Agreement of the Cure Costs, if any, with respect to each counterparty to any of the Designated Contracts, as determined by Sellers based on Sellers’ books and records, review of formal or informal objections or responses to the Cure Costs by counterparties to the Designated Contracts, and good faith judgment.

(e) Sellers shall file a schedule listing the Cure Costs no later than the deadline established by the Bidding Procedures Order. Pursuant to the Bidding Procedures Order, the Bankruptcy Court shall deem any non-debtor party to a Contract included on the schedule of Cure Costs that does not timely file an objection with the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order and prior to the applicable deadline set forth in the Bidding Procedures Order to have given any required consent to the assumption of such Contract by the Debtor entity and assignment to Buyer if, and to the extent that, pursuant to the Sale Order or other Order of the Bankruptcy Court, Sellers are authorized to assume and assign the Contract to Buyer and Buyer is authorized to accept such Designated Contract pursuant to Section 365 of the Bankruptcy Code.

(f) Buyer shall take all actions reasonably required and requested by Sellers for Sellers to assume and assign the Designated Contracts to Buyer (including the payment of the Cure Costs), including taking all actions reasonably necessary to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts to Buyers satisfies all applicable requirements of Section 365 of the Bankruptcy Code (including submitting evidence to the Bankruptcy Court to demonstrate adequate assurance of future performance under the Designated Contracts); provided, that notwithstanding the foregoing, except as otherwise provided in the Sale Order, from and after the date hereof until two (2) Business Days prior to the Closing, Buyer may (in its sole discretion) remove any Contract from Section 2.6(b) of the Disclosure Schedule by providing prior written notice to Sellers that Buyer does not wish to assume such Contract, in which case, Section 2.6(b) of the Disclosure Schedule shall be deemed to be amended to remove such Contract as a Designated Contract. For the avoidance of doubt, any Contracts not designated as a Designated Contract prior to the Closing shall be deemed to be Excluded Assets.

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(g) Without limiting Buyer’s discretion pursuant to Section 2.6(f) hereof to remove any Contracts from the Disclosure Schedule, in the event that an objection to the Cure Amount or other objection to Sellers’ assumption of a Contract or assignment of a Contract to Buyer remains unresolved as of the Closing Date and Buyer elects to complete the Closing notwithstanding the foregoing, then (in Buyer’s sole discretion) Buyer shall have until the end of the third (3rd) Business Day following the date that an Order finally adjudicating such Cure Amount or other dispute relating to such Contract to remove such Contract from the Disclosure Schedule and thereby eliminate such Contract as a Designated Contract.

(h) Notwithstanding anything to the contrary in this Agreement, Buyer’s right to designate the contract identified as “EB – 105” on Section 2.6(a) of the Disclosure Schedule (the “Reserved Agreement”) as a Designated Contract or an Excluded Asset will be reserved for a period of thirty (30) days following the Closing Date (the “Post-Closing Designation Period”). During the Post-Closing Designation Period, Buyer may deliver a written notice to Sellers designating the Reserved Agreement as a Designated Contract or an Excluded Asset. If Buyer designates the Reserved Agreement as a Designated Contract within the Post-Closing Designation Period, (i) Sellers will promptly notify, within one (1) Business Day after receiving such designation from Buyer, in writing, the counterparty to such Reserved Agreement that the Reserved Agreement will be assumed and assigned by Sellers to Buyer, and the assumption and assignment of such Reserved Agreement shall become effective seven (7) calendar days following Sellers’ service of notice on such counterparty, (ii) the Reserved Agreement will automatically be deemed to be a Designated Contract for all purposes of this Agreement upon the assumption and assignment of the Reserved Agreement and (iii) Buyer shall pay the Cure Costs associated with the Reserved Agreement in accordance with Section 2.5(c). To the extent Buyer designates the Reserved Agreement as an Excluded Asset within the Post-Closing Designation Period, or fails to make any designation prior to the expiration of the Post-Closing Designation Period, the Reserved Agreement shall automatically be deemed an Excluded Asset for all purposes of this Agreement and Sellers shall be permitted to reject such Reserved Agreement in accordance with the Bankruptcy Code without Buyer’s consent.

Section 2.7 Allocation. No later than thirty (30) days after the Closing Date, Buyer shall deliver to Sellers a schedule allocating the Purchase Price, the Assumed Liabilities, and all other relevant items, in each case, properly treated as consideration for U.S. federal income tax purposes among the Acquired Assets in accordance with Section 1060 of the IRC, the Treasury Regulations thereunder and any similar provision of applicable Law (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Sellers. In the event of any such objection, Buyer and Sellers shall negotiate in good faith to resolve such dispute and, in the event such dispute is not resolved within fifteen (15) days, the Parties shall each be permitted to file their respective Tax Returns inconsistently with the Allocation Schedule.

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Section 2.8 Wrong Pockets.

(a) If, after the Closing, Buyer or any Seller or their respective Affiliates becomes aware that any Acquired Asset has not been transferred or delivered to Buyer or its Affiliates or that any right, property or asset forming part of the Excluded Assets has been transferred to Buyer, (i) such Party shall notify the other Parties within five (5) Business Days of becoming aware of such misdirected asset, and (ii) such Party and its Affiliates shall promptly take such steps as may be required to transfer and deliver, or cause to be transferred and delivered, such Acquired Asset or such Excluded Asset to the other Party, at no additional charge to the receiving party.

(b) If, after the Closing, Buyer or any Seller or their Affiliates becomes aware that any asset exclusively related to an Other Buyer Asset has been transferred or delivered to Buyer or its Affiliates, Buyer and its Affiliates shall promptly take such steps as may be required to transfer and deliver, or cause to be transferred and delivered, such assets to the applicable Other Buyer. Sellers shall use commercially reasonable efforts to agree to an equivalent provision of this Section 2.8 in all other purchase agreements to be entered into as of the date hereof with Other Buyers in respect of the sale of any Other Buyer Asset.

(c) If, on or after the Closing Date, either Party shall receive any payments or other funds due to the other Party or to any Other Buyer or any of their respective Affiliates, then the Party receiving such funds shall promptly forward such funds to the proper party. If, after the Closing Date, either Party shall receive any invoice from a third party with respect to any accounts payable of the other Party or any Other Buyer, then the party receiving such invoice shall promptly deliver such invoice to the proper Party.

(d) In the event of any dispute between Buyer and any Other Buyer regarding whether an asset, liability, or Contract is exclusively related to the Transferred Business or to an Other Buyer Asset, the Parties shall first attempt to resolve such dispute through good faith negotiation. If such dispute cannot be resolved within ten (10) Business Days after written notice from one party to the other, Sellers shall make a determination in their reasonable discretion as to the proper allocation of such asset, liability, or Contract, which determination shall be binding on Buyer and all Other Buyers, subject to Bankruptcy Court approval if sought by any party.

(e) If any Intellectual Property, customer data, or business records relate to both the Transferred Business and any Other Buyer Asset (or portion of the FAT Brands Business that does not constitute the Transferred Business), Sellers shall allocate such Intellectual Property, data, or records in accordance with the principles set forth in Section 5.10, and Buyer and each Other Buyer shall cooperate in good faith to permit each other reasonable access to and use of shared materials pursuant to the Transition Services Agreement or a separate data sharing or license agreement as may be deemed necessary by Seller.

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Section 2.9 Reserved.

Section 2.10 Withholding. Notwithstanding anything herein to the contrary, any Seller, Buyer, or any of their respective Affiliates shall be entitled to deduct and withhold from any amounts payable by them pursuant to this Agreement such amounts (and only such amounts) as it is required to deduct and withhold with respect to such payment under any provision of U.S. federal, state, local or non-U.S. Tax Law. Buyer shall notify Sellers of its intention to deduct or withhold no later than five (5) Business Days prior to any such deduction or withholding (other than in respect of any withholding arising as a result of a Seller’s failure to provide IRS Form W-9 or in respect of any amounts properly treated as compensation for applicable tax purposes), and shall cooperate in good faith with each Seller and its Affiliates to minimize any such deduction and withholding. Any amounts so deducted and withheld in accordance with this Section 2.10 and timely paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Party that would otherwise have received such amount but for the required deduction or withholding.

Article III

SELLERS’ REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).

Section 3.1 Organization of Sellers; Good Standing. Each Seller is duly organized, validly existing, and, to the extent applicable, in good standing under the laws of the jurisdiction of such Seller’s organization and has, subject to entry of the Sale Order, all requisite organizational power and authority to own, lease, and operate such Seller’s assets and to carry on such Seller’s business as now being conducted, except where the failure to be so organized or formed, existing, or in good standing or have such power and authority would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization of Transaction. Subject to entry of the Sale Order, each Seller has full power and authority (including full corporate or limited liability company power and authority) to execute and deliver this Agreement and all other Related Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Related Agreements to which each Seller is a party have been duly authorized by such Seller. Upon due execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

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Section 3.3 Noncontravention; Government Filings. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach of the organizational documents of such Seller, (b) subject to the entry of the Sale Order, violate any Law or Order to which such Seller is subject in respect of the Acquired Assets, or (c) subject to the entry of the Sale Order, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract to which such Seller is a party and which constitutes an Acquired Asset, except, in the case of either clause, (b) or (c), for such conflicts, violations, breaches, defaults, accelerations, rights, or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than as required by, or pursuant to, the Bankruptcy Code, the Bidding Procedures Order, or the Sale Order, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file, or obtain such authorization, consent, or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay such Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 3.4 Title to Assets. At the Closing, subject to any Permitted Liens, each Seller will have good and valid title to, or the right to use, the applicable portion of the tangible personal property that is included in the Transferred Business, including the Acquired Assets (other than the Excluded Assets), free and clear of all Liens, except (a) as to Encumbrances only, to the extent that such Encumbrances will not be enforceable against such tangible personal property following the Closing in accordance with the Sale Order, (b) as set forth in Section 3.4 of the Disclosure Schedule or (c) to the extent the failure to have such title or right to use would not reasonably be expected to have a Material Adverse Effect. Pursuant to the Sale Order, Sellers will convey such title to or rights to use, all of the tangible Acquired Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.5 Designated Contracts. True and materially complete copies of all Contracts set forth on Section 2.6(a) of the Disclosure Schedule have been made available to Buyer in the data room prepared by Sellers.

Section 3.6 Reserved.

Section 3.7 Litigation; Order. Except as set forth in Section 3.7 of the Disclosure Schedule and other than the Bankruptcy Cases, as of the date hereof, there is no material Litigation pending against Sellers, jointly or individually, to the extent related to the Transferred Business. Other than the Bankruptcy Cases, to Sellers’ Knowledge, no Seller is subject to any outstanding Order that would (x) reasonably be expected to have a Material Adverse Effect or (y) prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby or perform in any material respect its obligations hereunder.

Section 3.8 Reserved.

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Section 3.9 Brokers’ Fees. Except as set forth in Section 3.9 of the Disclosure Schedule, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which any Buyer should become liable or obligated to pay.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule, (a) Sellers have timely filed all material Tax Returns related to the Acquired Assets required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers) and all such Tax Returns are true, correct and accurate in all material respects; (b) all material Taxes due and payable relating to the Acquired Assets have been paid (other than any Taxes not due as of the date of the filing of the Bankruptcy Cases as to which subsequent payment was prohibited by reason of the Bankruptcy Cases); (c) Sellers are not a party to any Litigation by any taxing authority; and (d) there are no pending or, to Seller’s Knowledge, threatened Litigation by any taxing authority in respect of Taxes of Sellers. Sellers are not foreign persons within the meaning of Section 1445 of the IRC.

Section 3.11 Data Privacy. Except as would not be reasonably likely to have a Material Adverse Effect, in connection with its collection, storage, transfer (including transfer across national borders) and use of any personally identifiable information from any individuals, including any customers, prospective customers, employees, and other third parties (collectively “Personal Information”) each Seller is and, during the last one (1) year, has been in compliance with applicable Laws regarding protection of Personal Information, data breach notification laws, and such Seller’s privacy policy in relevant jurisdictions. Except as would not be reasonably likely to have a Material Adverse Effect, each Seller has commercially reasonable physical, technical, organizational, and administrative security measures in place designed to protect all Personal Information collected by such Seller or on such Seller’s behalf from and against unauthorized access, use, and disclosure in accordance with applicable Law. To the Knowledge of Sellers, except as would not be reasonably likely to have a Material Adverse Effect, in the past one (1) year (a) there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of each Seller or any of its contractors with regard to any Personal Information obtained from or on behalf of such Seller and (b) there has not been any unauthorized intrusions or breaches of security into any Seller systems.

Section 3.12 Reserved.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) the Disclosure Schedule lists all United States, international and foreign (i) patents and filed patent applications (including provisional applications), (ii) designed and design applications, (iii) registered Trademarks, applications to register Trademarks, intent-to-use applications, (iv) registered Internet domains, and (v) registered copyrights and applications for copyright registration, in each case included in the Owned Intellectual Property (collectively, “Registered Intellectual Property”).

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(b) Each Seller owns or possesses sufficient legal rights to its material Owned Intellectual Property without any known conflict with, or infringement of, the rights of others.

(c) Each Seller is the sole and unrestricted legal and beneficial owner of its material Owned Intellectual Property, and no Owned Intellectual Property will at the Closing be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present, or future royalty payments or otherwise encumbered or restricted by any rights of any third party, other than Permitted Liens. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license or impairment of, or give rise to any obligation to transfer or to create, change, or abolish, or limit, terminate, or consent to the continued use of any material Owned Intellectual Property.

(d) Sellers have taken commercially reasonable and appropriate steps to protect, maintain and preserve the confidentiality of any material trade secrets included in the Owned Intellectual Property.

Section 3.14 Compliance with Laws; Permits.

(a) Sellers are in compliance with all Laws applicable to the Transferred Business, except as set forth in Section 3.14 of the Disclosure Schedule, as resulting from the filing and pendency of the Bankruptcy Cases or where the failure to be in compliance would not be reasonably expected to have a Material Adverse Effect. Sellers have not received any written notice of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to have a Material Adverse Effect.

(b) Sellers have all Permits that are required for the operation of the Transferred Business as presently conducted, except where such failure to have Permit would not be reasonably be expected to have a Material Adverse Effect. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition, or provision of any such Permit, except where such default or violation would not be reasonably expected to have a Material Adverse Effect.

Section 3.15 Reserved.

Section 3.16 Related Party Transactions. Except as set forth on Section 3.16 of the Disclosure Schedule, no officer, director, or executive committee member of any Seller or any member of their immediate family or any Affiliate of such Seller is a party to any Contract set forth on Section 2.6(b) of the Disclosure Schedule or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, any Seller or vendor or licensor of such Seller in connection with the operation of the Transferred Business (each such Contract or business arrangement, an “Affiliate Agreement”).

Section 3.17 Reserved.

Section 3.18 Reserved.

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Except as specifically provided in Section 3.1 through Section 3.18 above and as provided in the Sale Order, Sellers and Sellers’ Affiliates will convey the Acquired Assets to Buyer on an “As-Is, Where-Is” and “With All Faults” basis, without representations, warranties, or covenants, express or implied, of any kind or nature. Buyer hereby waives and relinquishes all rights and privileges arising out of, or with respect or in relation to, any representations, warranties or covenants, whether express or implied, that may have been made or given, or that may have been deemed to have been made or given, by Sellers or their Representatives, except for those expressly set forth in this Agreement. Upon the Closing Date, Buyer agrees to assume all risk and liability (and agrees that Sellers will not be liable for any special, punitive, exemplary, direct, indirect, consequential, or other damages) resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair, or operation of the Acquired Assets. None of Sellers nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to any Seller (including any relating to financial condition, results of operations, assets or liabilities of such Seller), except as expressly set forth in this Article III and the Disclosure Schedule, and each Seller hereby disclaims any such other representations or warranties.

Article IV

BUYERS’ REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement.

Section 4.1 Organization of Buyer; Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the state of Buyer’s organization and has all requisite organizational power and authority to own, lease, and operate Buyer’s assets and to carry on Buyer’s business as now being conducted.

Section 4.2 Authorization of Transaction. Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and all other Related Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Related Agreements to which Buyer is a party have been duly authorized by Buyer. This Agreement (assuming due authorization and delivery by Sellers) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with this Agreement’s terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II) will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, certificate of formation or operating agreement, or other organizational documents, as applicable, of Buyer, (b) violate any law or Order to which Buyer is, or Buyer’s assets or properties are, subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which Buyer is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights, or failures to give notice as would not, individually or in the aggregate, have a material adverse effect on Buyer. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform Buyer’s obligations hereunder on a timely basis.

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Section 4.4 Litigation; Order. There is no Litigation pending or, to Buyer’s knowledge, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform Buyer’s obligations hereunder on a timely basis.

Section 4.5 Brokers’ Fees. Buyer has not entered into any contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of Sellers’ Affiliates should become liable or obligated to pay.

Section 4.6 Sufficient Funds; Adequate Assurances. Buyer has and will have at the Closing immediately available funds sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price, the Cure Costs, and all fees, expenses of, and other amounts required to be paid by, Buyer in connection with the transactions contemplated hereby. Buyer is capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Designated Contracts and the related Assumed Liabilities.

Section 4.7 No Collusion. Buyer has not engaged in any collusion with any other interested party with respect to the bidding or sale described herein and in accordance with the Bidding Procedures Order.

Section 4.8 OFAC; Sanctions Compliance. Neither Buyer, nor any of its Affiliates, nor, to Buyer’s knowledge, any director, officer, or Person holding a controlling interest in Buyer, is (a) a Person identified on the list of Specially Designated Nationals and Blocked Persons or any other sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any other applicable Governmental Authority, (b) the subject or target of any economic or financial sanctions or trade embargoes administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury of the United Kingdom, or any other applicable sanctions authority (collectively, “Sanctions”), or (c) located, organized, or resident in any country or territory that is, or whose government is, the subject or target of comprehensive Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine). Buyer will not, directly or indirectly, use the Acquired Assets, or lend, contribute, or otherwise make available the Acquired Assets to any Person, in any manner that would result in a violation of applicable Sanctions by any Person.

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Section 4.9 Export Controls. Buyer is not engaged in any business or activity that would cause Buyer to be subject to U.S. export control Laws (including the Export Administration Regulations administered by the U.S. Department of Commerce (the “EAR”) and the International Traffic in Arms Regulations administered by the U.S. Department of State (the “ITAR”)) in a manner that would restrict, prohibit, or require any license, authorization, or approval for the consummation of the transactions contemplated by this Agreement. To Buyer’s knowledge, none of the Acquired Assets constitutes a “defense article” or “defense service” within the meaning of the ITAR, and Buyer’s acquisition of the Acquired Assets will not result in any violation by Buyer of the EAR, the ITAR, or any other applicable export control or trade Law.

Section 4.10 No U.S. Regulatory Approvals Required; CFIUS. Buyer does not maintain offices, employees, operations, or material assets located in the United States and does not engage in any “U.S. business” within the meaning of 31 C.F.R. Part 800 administered by the Committee on Foreign Investment in the United States (“CFIUS”). Other than entry of the Sale Order and any other approvals or filings required under the Bankruptcy Code or by the Bankruptcy Court, no filing with, notice to, or authorization, consent, or approval of, any U.S. Governmental Authority (including CFIUS, the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or any other agency administering U.S. national security, foreign investment, sanctions, or trade Laws) is required to be made or obtained by Buyer in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.11 Non-U.S. Person; Investment Company Status. Buyer is a “non-U.S. person” within the meaning of Regulation S promulgated under the U.S. Securities Act of 1933, as amended. Buyer is not, and immediately following the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” and is not required to register as such, in each case within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Buyer is acquiring the Acquired Assets for its own account, for investment and operational purposes related to the Transferred Business, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable U.S. federal or state securities Laws.

Section 4.12 “AS IS” Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III ABOVE, NONE OF SELLERS NOR ANY OF THEIR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS OR THE TRANFERRED BUSINESS INCLUDING EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY OWNED REAL PROPERTY OR PERSONAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR THAT IS THE SUBJECT OF ANY OTHER DESIGNATED CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS THAT ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING OR OWNED REAL PROPERTY INCLUDED AS AN ACQUIRED ASSET, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF ANY PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ACQUIRED ASSETS OR ANY PORTION THEREOF.

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BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (A) BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE ACQUIRED ASSETS, THE TRANSFERRED BUSINESS, THE ASSUMED LIABILITIES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ACQUIRED ASSETS, TRANSFERRED BUSINESS AND ASSUMED LIABILITIES AS BUYER DEEMED NECESSARY OR APPROPRIATE TO SATISFY ITSELF AS TO THE ACQUIRED ASSETS, TRANSFERRED BUSINESS AND ASSUMED LIABILITIES, (B) NO SELLER NOR ANY OTHER PERSON WILL HAVE or be subject to any liability or indemnification obligation to Buyer or any other person resulting from the distribution to, or use by, Buyer or any of its affiliates or any of buyer’s representatives of any information provided to Buyer or any of its affiliates or any of their respective representatives by any seller or any of their respective representatives, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” confidential information memoranda or any management presentations in expectation of or in connection with the transactions contemplated by this agreement, and (C) THAT IN PROCEEDING WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT THE ASSIGNMENT AND ASSUMPTION OF THE DESIGNATED CONTRACTS FORMING PART OF THE ACQUIRED ASSETS WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT NOTWITHSTANDING ANY AND ALL OUTSTANDING DEFAULTS AND OTHER CLAIMS FOR FAILURES TO COMPLY WITH THE PROVISIONS OF SUCH DESIGNATED CONTRACTS, CERTAIN OF WHICH DEFAULTS OR CLAIMS MAY NOT BE SUBJECT TO CURE OR WAIVER.

Article V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1 Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.4(a)), each of the Parties shall use such Party’s commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, the transactions contemplated hereby, except as otherwise specifically provided in Section 5.4. Without limiting the generality of the foregoing, (a) each Seller shall use such Seller’s commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within such Seller’s control or influence to be satisfied or fulfilled and (b) Buyer shall use Buyer’s commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within Buyer’s control or influence to be satisfied or fulfilled.

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Section 5.2 Conduct of the Transferred Business Pending the Closing.

(a) During the period prior to the Closing, Sellers shall use commercially reasonable efforts, except as otherwise required, authorized, or restricted by applicable Law, pursuant to the Bankruptcy Code or pursuant to an Order of the Bankruptcy Court, the exercise of Sellers’ reasonable business judgment, to operate the Transferred Business in the Ordinary Course of Business in all material respects. Sellers shall use commercially reasonable efforts to, except as related to or the result of the filing or pendency of the Bankruptcy Cases or reasonably necessary to preserve the value of the Transferred Business or the Acquired Assets, (i) preserve Sellers’ respective business organizations, (ii) maintain the Transferred Business and the Acquired Assets (normal wear and tear excepted), (iii) use commercially reasonable efforts to keep available the services of Sellers’ respective officers, and (iv) maintain in all material respects satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, vendors, and others having material business relationships with Sellers in connection with the operation of the Transferred Business (other than payment of pre-petition claims); provided, that Sellers shall not be obligated to make any payments not otherwise required in the Ordinary Course of Business or to incur any liability or obligation in order to comply with the foregoing.

(b) Except (i) as set forth on Section 5.2(b) of the Disclosure Schedule, (ii) any and all matters as may be approved by the Bankruptcy Court, (iii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (iv) as required by applicable Law, Order, fiduciary duty of the board of directors (or similar governing body) of any Seller or its Affiliates, or by a Governmental Authority, (v) to the extent related to an Excluded Asset or an Excluded Liability, (vi) as otherwise contemplated or required by this Agreement or any Related Agreement, (vii) as required in connection with any debtor-in-possession financing or any order of the Bankruptcy Court authorizing the use of cash collateral, (viii) any actions taken in connection with a restaurant or location closure, (ix) any actions necessary to permit the sale of other assets to Other Buyers, including separating or duplicating necessary parts of the FAT Brands Business to be able to sell the FAT Brands Business (other than the Transferred Business) to other bidders, (x) any actions taken in good faith to preserve the value of the Transferred Business or Acquired Assets or (xi) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed and shall be deemed granted if Buyer does not respond within five (5) Business Days of receipt of Sellers’ written request), no Seller shall, solely as it relates to the Transferred Business:

(i) subject any of the Acquired Assets to any material Lien, except for Permitted Liens, any Lien securing any debtor-in-possession loan facility or granted in an order authorizing use of cash collateral and any Liens that will be released at or prior to Closing;

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(ii) terminate or fail to renew, obtain, or preserve any material Permit that is an Acquired Asset in a manner that would reasonably be expected to have a Material Adverse Effect;

(iii) enter into any Contract that would reasonably be expected to materially limit or materially restrict the conduct or operations of the Transferred Business as conducted by Sellers as of the date of this Agreement;

(iv) incur, create, assume, guarantee, or become liable for any material indebtedness in respect of the Transferred Business, other than trade debt and other indebtedness incurred in the Ordinary Course of Business;

(v) except as previously disclosed to or known by Buyer, as necessary to facilitate the sale of the FAT Brands Business (other than the Transferred Business) to Other Buyers, to allocate Contracts among multiple buyers, or as in the Ordinary Course of Business, materially reject or terminate any Contract set forth on Section 2.6(a) of the Disclosure Schedule;

(vi) sell, transfer, assign, fail to maintain, permit to lapse, terminate or cancel any Owned Intellectual Property that is material to the Transferred Business, other than in the Ordinary Course of Business;

(vii) write up, write down, or write off the book value of any material Acquired Assets, other than in the Ordinary Course of Business or as required by GAAP;

(viii) seek to accelerate the receipt of any royalty payments or licensing receivables generated by the Transferred Business and constituting Acquired Assets, by way of discount or otherwise; or

(ix) agree to take any action that is expressly prohibited by this Section 5.2.

(c) Buyer shall not, and shall not permit any member of its group (including its Affiliates, directors, officers, employees, advisors, agents, and other representatives) to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, landlord, franchisee, creditor, noteholder, or other material business relation of any Seller or its Affiliates prior to the Closing with respect to any Seller, its business, or the transactions contemplated by this Agreement without the prior written consent of Sellers (which consent shall not be unreasonably delayed, conditioned, or withheld) for each such contact.

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Section 5.3 Bankruptcy Court Matters.

(a) Reserved.

(b) Reserved.

(c) Sellers and Buyer acknowledge that this Agreement has been executed by the Parties following the occurrence of an Auction, conducted pursuant to the Bidding Procedures on April 27, 2026, upon the conclusion of which Sellers provisionally designated Buyer as the Successful Bidder and provisionally designated Buyer’s bid on substantially those terms set forth in this Agreement to be the winning bid. Sellers and Buyer acknowledge and agree that effective immediately upon the Parties’ execution of this Agreement, Buyer will be designated without qualification as a Successful Bidder and Buyer’s bid embodied in this Agreement will be designated as the Successful Bid for the Acquired Assets and the Transferred Business upon entry of the Sale Order and in accordance with the terms of this Agreement and the Bidding Procedures Order.

(d) Sellers shall promptly serve true and correct copies of all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas, and any other applicable order of the Bankruptcy Court.

(e) Sellers shall seek entry of the Sale Order by the Bankruptcy Court within five (5) Business Days after conclusion of the Auction or the Auction is cancelled in accordance with the Bidding Procedures Order or the earliest date thereafter that the Bankruptcy Court is available to conduct a hearing to consider the Sale Order. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Acquired Assets to Buyer on the terms set forth herein and free and clear of all Liens (other than Liens included in the Assumed Liabilities and Permitted Liens), and (C) the performance by Sellers of Sellers’ respective obligations under this Agreement; (ii) authorize and empower Sellers to assume and assign to Buyers the Designated Contracts; and (iii) find that each Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Seller and grant Buyer the protections of Section 363(m) of the Bankruptcy Code. Buyer shall promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s approval of the Sale Order shall be appealed, Sellers shall use commercially reasonable efforts to defend such appeal.

(f) Unless otherwise provided in the Bidding Procedures Order, the Bidding Procedures Order shall apply to the sale of the Transferred Business hereunder.

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Section 5.4 Notices and Consents. Prior to the Closing and as necessary following the Closing:

(a) To the extent that the Sale Order does not eliminate the requirement to obtain the prior consent of or notification to any one or more counterparties to a Designated Contract, Sellers will give, or will cause to be given, any notices to third parties, and each of the Parties will use such Party’s commercially reasonable efforts to obtain any third party consents as are otherwise necessary and appropriate to consummate the transactions contemplated hereby; and

(b) Each of the Parties will give any notices to, make any filings with, and use such Party’s commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary and appropriate to consummate the transactions contemplated hereby.

Section 5.5 Notice of Developments. Each Seller and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which such Party has Knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date or (b) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.5 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

Section 5.6 Access. Sellers will provide Buyer and Buyer’s Representatives access to all books and records and Designated Contracts included in the Acquired Assets via an electronic data room; provided, however, that, for avoidance of doubt, the foregoing shall not require any Person to waive, or take any action with the effect of waiving, such Party’s attorney-client privilege with respect thereto.

Section 5.7 Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and hereby waives all claims related to non-compliance with any such laws.

Section 5.8 Reserved.

Section 5.9 Intellectual Property Matters.

(a) Name Changes. Promptly (but in no event later than one hundred twenty (120) days) following the Closing Date (or such reasonable longer period as necessary to effectuate the orderly wind-down of Sellers in accordance with applicable law, the “Wind-Down” or any dissolution of such entity if a Seller is winding down or dissolving), Sellers shall use commercially reasonable efforts to obliterate, mask or remove all Business Names from all public facing assets that are owned by (or in the possession, custody, or control of) Sellers. Each Seller shall be permitted to use the Business Names (a) as a former name for legal and noticing purposes in connection with the Bankruptcy Cases in other legal documents, in connection with the filing of Tax Returns and for the Wind-Down or in other legal documents related to the foregoing and (b) to otherwise reference the historic relationship between each Seller, its Affiliates and the Transferred Business.

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(b) Franchisee License Rights. The Parties acknowledge that certain franchisees of the Transferred Business may hold license rights to use certain Intellectual Property included in the Acquired Assets. All such existing license rights granted to franchisees under Franchise Agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms. Buyer shall assume all obligations of Sellers under such Franchise Agreements with respect to the licensing of Intellectual Property to franchisees.

Section 5.10 Transition Services. The Parties acknowledge and agree that Buyer will require certain post-Closing transition services from Sellers and/or an Other Buyer. After the date hereof, Sellers and Buyer shall negotiate the terms of the Transition Services Agreement (or equivalent arrangement) in good faith with each other and, to the extent necessary, the applicable Other Buyer.

Article VI

OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1 Further Assurances.

(a) In case at any time after the Closing any further action is necessary to carry out a Party’s obligations under this Agreement, such Party will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey, or assign to the applicable Buyer all of the Acquired Assets to be acquired by Buyer in accordance with Section 2.1 or to confirm Buyer’s assumption of the Assumed Liabilities to be assumed by Buyer in accordance with Section 2.2.

(b) With respect to any Acquired Asset (and any asset that is not an Acquired Asset solely as a result of a restriction on transfer or assignment) for which consent or approval is required for transfer or assignment but is not obtained prior to the Closing, Sellers shall reasonably cooperate with Buyer for up to thirty (30) days after the Closing in any reasonable arrangement that Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Acquired Assets (or assets that are not Acquired Assets solely as a result of a restriction on transfer or assignment), including taking actions reasonably required to enforce, for the benefit of Buyer, any and all rights of Sellers against any party to the applicable Acquired Asset.

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Section 6.2 Access; Enforcement; Record Retention. From and after the Closing, upon request by any Party (the “Requesting Party”), the other Parties will permit such Requesting Party and such Requesting Party’s Representatives to have reasonable access during normal business hours, at the sole expense of such Requesting Party and in a manner so as not to interfere unreasonably with the normal business operations of the other Party, to all premises, properties, personnel, books and records, and Contracts of such Party for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations under this Agreement or any of the Related Agreements, or (c) defending third-party lawsuits or complying with the requirements of any Governmental Authority; provided, however, that, for avoidance of doubt, the foregoing shall not require a Party to take any such action if (i) such action may result in a waiver or breach of any attorney-client privilege, (ii) such action could reasonably be expected to result in violation of applicable Law, or (iii) providing such access or information would be reasonably expected to be disruptive to a Party’s normal business operations. Buyer agrees to maintain the files or records that are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with Buyer’s document retention and destruction policies, as in effect from time to time, for six (6) years following the Closing and to give Sellers or their successors access to such files and records for purposes of administration of Sellers’ respective Bankruptcy Cases, including the winddown of the estates, any confirmation of a Chapter 11 plan, and the claims reconciliation process.

Section 6.3 Tax Matters.

(a) Buyer shall bear and pay any stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or other similar Tax, fee, or governmental charge (each a “Transfer Tax”) imposed under applicable Law in connection with the transactions contemplated hereby. The Party that is required by applicable Law to file any Tax Returns in connection with Transfer Taxes described in the immediately preceding sentence shall prepare and timely file such Tax Returns. The Parties hereto shall cooperate to permit the filing Party to prepare and timely file any such Tax Returns.

(b) For purposes of this Agreement, any Taxes (other than Transfer Taxes) relating to a taxable period beginning on or before and ending after the Closing Date shall be allocated to the portion of such period ending on (and including) the Closing Date and the portion beginning after the Closing Date as follows: (i) in the case of real property, personal property, and similar ad valorem Taxes imposed on a periodic basis, on a per diem basis, and (ii) in the case of all other Taxes, based on the “closing of the books” method.

(c) Reserved.

(d) Reserved.

(e) Reserved.

(f) The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by applicable Law.

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Section 6.4 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of Buyer and Sellers, unless a press release or public announcement is required by applicable law, or any rule or order of the Bankruptcy Court. If any such announcement or other disclosure is required, the disclosing Party shall give the non-disclosing Parties reasonable prior written notice and an opportunity to review such disclosure and shall consider in good faith the comments of the other Party or Parties hereto as to the proposed disclosure. The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order.

Section 6.5 Confidentiality. Buyer and any Buyer designees acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement among FAT Brands, Twin Hospitality and Buyer dated as of April 6, 2026, the terms of which are incorporated herein by reference; provided that Sellers may disclose such information as required by any Order entered by the Bankruptcy Court or otherwise reasonably required in the Bankruptcy Cases, including enforcement or litigation of this Agreement.

Section 6.6 No Successor Liability. The Parties intend that upon the Closing, each Buyer and its Affiliates shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Sellers, including a “successor employer” for the purposes of the IRC, ERISA, or other applicable Laws; (b) have any responsibility or liability for any obligations of Sellers, or any affiliate of Sellers, based on any theory of successor or similar theories of liability; (c) have, de facto or otherwise, merged with or into any of Sellers; (d) be an alter ego or a mere continuation or substantial continuation of any of Sellers (and there is no continuity of enterprise between Buyer and any Seller), including within the meaning of any foreign, federal, state, or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such Laws, rules, or regulations), or under any products liability law or doctrine with respect to Sellers’ liability under such law, rule or regulation or doctrine; or (e) be holding itself out to the public as a continuation of any of Sellers or Sellers’ respective estates.

Section 6.7 Acquired Avoidance Actions and Causes of Action. No Buyer shall at any time following the Closing pursue, prosecute, sell, or transfer any of the Acquired Avoidance Actions. For avoidance of doubt, following the Closing, Buyer may pursue rights and claims that constitute Acquired Assets and are not Acquired Avoidance Actions.

Section 6.8 Limited Tax Indemnification.

(a) Buyer agrees that from and after the Closing Buyer shall promptly indemnify and hold harmless the Seller Indemnified Parties from and against any Kuwait Allowed Tax Claim Distribution Loss by wire transfer of immediately available funds to an account designated by such Seller Indemnified Party.

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(b) In the event that any written claim or demand concerning any Kuwaiti Tax Liabilities for which Buyer may have liability to a Seller Indemnified Party hereunder is asserted against or sought to be collected from any Seller Indemnified Party by the State of Kuwait or another entity purporting to act on behalf of the State of Kuwait, such Seller Indemnified Party shall promptly as practicable, but in no event more than fourteen (14) days following such Seller Indemnified Party’s receipt of such Kuwaiti Tax Liabilities related claim or demand (each such claim or demand, a “Kuwaiti Tax Claim”), notify Buyer in writing of such Kuwaiti Tax Claim, the amount or the estimated amount of liability asserted thereunder to the extent ascertainable, and any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable and readily available, any other material details pertaining thereto (a “Claim Notice”); provided, however, notwithstanding the foregoing, the failure to timely deliver a Claim Notice or include any such information therein shall not affect the rights of a Seller Indemnified Party hereunder unless and solely to the extent that such failure has a material prejudicial effect on the defenses or other rights available to Buyer with respect to such Kuwaiti Tax Claim. Upon receipt of a Claim Notice, Buyer shall assume the defense of any and all Kuwaiti Tax Claims thereof with their own counsel by appropriate proceedings and shall have the sole power to direct and control such defense, in each case, at Buyer’s sole cost and expense; provided, that Buyer (x) shall defend all Kuwaiti Tax Claims diligently and in good faith as if it were the party in interest and (y) shall not compromise or settle any such claim or demand without the prior written consent of the applicable Seller Indemnified Party (which shall not be unreasonably withheld); provided further, that the applicable Seller Indemnified Party shall be deemed to have consented if such compromise or settlement (A) is for monetary payment only (the full amount of which shall be payable by Buyer) and does not involve any non-monetary relief against, or any finding or admission of any violation of Law or wrongdoing by, a Seller Indemnified Party, and (B) expressly and unconditionally releases the Seller Indemnified Parties from all liabilities and obligations in respect of such Kuwaiti Tax Claim. Buyer shall keep the Sellers reasonably informed regarding the progress and status of such Kuwaiti Tax Claims for which Buyer has assumed the defense. The applicable Seller Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its sole cost and expense.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent Buyer fails to assume the defense of any Kuwaiti Tax Claim (any such claim, an “Indemnified Claim”), the Seller Indemnified Party shall have the right but not the obligation to (A) assume its own defense with respect to any such Kuwaiti Tax Claim, provided, or (B) settle or compromise any such Kuwaiti Tax Claim in its sole discretion which such settlement or compromise shall, for the avoidance of doubt, constitute a Kuwait Allowed Tax Claim Distribution Loss for all purposes of this Agreement and Buyer shall have sole responsibility for payment thereof.

(d) Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable under this Section for any punitive damages, except to the extent awarded by a court of competent jurisdiction in connection with a Kuwaiti Tax Claim. Further, Buyer’s liability in connection with any Kuwaiti Tax Claim shall in all events not exceed the aggregate amount of any Kuwait Allowed Tax Claim Distribution Losses incurred by a Seller Indemnified Party plus any costs and expenses incurred by Seller in connection with the defense of any such claim or demand or otherwise subject to reimbursement by Buyer pursuant to Section 6.8(c)(A)(i).

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Article VII

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article III shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Material Adverse Effect;

(b) Sellers shall have performed and complied with their covenants and agreements required by this Agreement to be performed or complied with on or before the Closing in all material respects;

(c) the Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date;

(d) no material Order shall be in effect that prohibits consummation of the transactions contemplated by this Agreement; and

(e) each delivery contemplated by Section 2.5(a) to be delivered to Buyer shall have been delivered.

Section 7.2 Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article IV shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to adversely affect Sellers in any material respect or otherwise interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby;

(b) Buyer shall have performed and complied with all its covenants and agreements required by this Agreement to be performed or complied with on or before the Closing in all material respects;

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(c) the Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date;

(d) no material Order shall be in effect that prohibits consummation of any of the transactions contemplated by this Agreement; and

(e) each delivery contemplated by Section 2.5(b) to be made to Sellers shall have been delivered, and each payment of Cure Costs contemplated by Section 2.5(c) shall have been made.

Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on or assert the failure of any condition to Buyer’s or Sellers’ respective obligations to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was proximately or primarily caused by such Party’s failure to comply with this Agreement in all material respects or to use commercially reasonable efforts to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

Section 7.4 Third-Party Consents. Other than as expressly set forth in Section 7.1 or Section 7.2, receipt of any third party consent, approval, or waiver that is not expressly listed as a condition to Closing shall not be a condition to Buyer’s obligation to consummate the Closing (including Buyer’s obligation to pay the Purchase Price in full) or comply with Buyer’s obligations under this Agreement or any Related Agreement, and the failure to receive any such third party consent, approval or waiver or any actions taken by Sellers in connection therewith shall not give Buyer the right to terminate this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to compensate any applicable third party, commence or participate in any proceeding, or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to indemnify, remain primarily, secondarily, or contingently liable for any Liability) to any applicable third party in connection with the satisfaction of any closing condition.

Article VIII

TERMINATION

Section 8.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a) by the mutual written consent of the Parties;

(b) by any Party by giving written notice to the other Parties if:

(i) any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled any of its obligations under this Agreement; or

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(ii) the Closing shall not have occurred prior to the Termination Date; provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii). The “Termination Date” shall be June 30, 2026, unless the Parties mutually agree to a later Closing Date pursuant to Section 2.4, upon which such later date shall be the Termination Date.

(c) by Buyer by giving written notice to Sellers if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at the Closing set forth in Section 7.1(a) or Section 7.1(b), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (i) ten (10) days after receipt of Buyer’s notice of intent to terminate and (ii) the Termination Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(d);

(d) by Sellers by giving written notice to Buyer if there has been a breach by Buyers of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Sellers at the Closing set forth in Section 7.2(a) or Section 7.2(b), and such breach has not been waived by such Seller, or, if such breach is curable, cured by Buyer prior to the earlier to occur of (i) ten (10) days after receipt of such Seller’s notice of intent to terminate and (ii) the Termination Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(d) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c);

(e) by Sellers or Buyer, if the Bankruptcy Court enters an Order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

(f) by Sellers by giving written notice to Buyer, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived, (ii) Sellers have irrevocably confirmed in writing that they are ready, willing and able to consummate the Closing and that all conditions set forth in Section 7.2 have been satisfied or that Sellers are willing to waive any unsatisfied conditions, and (iii) Buyer fails to complete the Closing within two (2) Business Days after the date on which the Closing should have occurred pursuant to Section 2.4; or

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(g) by Buyer or Sellers by giving written notice to the other Parties, in the event the Bankruptcy Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the consummation of the transactions contemplated by this Agreement.

Section 8.2 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 3.17, Article IX, and this Section 8.2 shall survive any such termination) and, except as set forth in Section 5.3 and this Section 8.2, no Party shall have any Liability to the other Parties hereunder; provided, however, that (w) in the event of a Buyer Default Termination, Sellers shall be entitled to retain the Deposit as set forth in Section 2.3(b), (x) no termination shall relieve any Party from Liability for Fraud or Willful Breach by such Party prior to such termination, and (y) in the event of a Willful Breach by Buyer (which, for the avoidance of doubt, shall include any termination pursuant to Section 8.1(g)), Buyer’s Liability for damages shall not be limited to the Deposit or reimbursement of expenses or out-of-pocket costs but shall include the benefit of the transactions contemplated by this Agreement lost by Sellers (taking into consideration all relevant matters, including other combination opportunities and the time value of money). For the avoidance of doubt, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement pursuant to Section 9.11.

(b) Reserved.

Article IX

MISCELLANEOUS

Section 9.1 Survival. Except for any covenant that by such covenant’s terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement or in any certificate delivered pursuant to Section 2.5(a) or Section 2.5(b) shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing. Any obligations to be performed post-Closing shall survive until completion.

Section 9.2 Expenses. Except for as provided by orders of the Bankruptcy Court or as otherwise provided in this Agreement, each Party will bear such Party’s own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts, and consultants.

Section 9.3 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations (whether written or oral) by or among the Parties to the extent they relate in any way to the subject matter hereof.

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Section 9.4 Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Annexes and Schedules to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 9.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each Seller. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant. No conditions, course of dealing or performance, understanding, or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 9.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and the Parties’ respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer may assign (in whole or in part) either this Agreement or any of Buyer’s rights, interests, or obligations hereunder to an Affiliate of Buyer without the prior written consent of the other Parties; provided, that (a) Buyer shall provide written notice to each applicable Seller at least five (5) Business Days prior to the date of any such assignment and (b) in no event shall such assignment relieve Buyer (in whole or in part) of Buyer’s obligations hereunder or give rise to any unreimbursed withholding or other Taxes borne by any Seller. Notwithstanding the foregoing, any Seller may assign (in whole or in part) any of its rights or obligations under this Agreement to any plan administrator, liquidator, examiner, receiver, liquidation trustee, or similar party appointed for such Seller following the Closing, but no such assignment shall relieve any Seller of its continuing obligations under or in connection with this Agreement.

Section 9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) on the day such communication was sent by e-mail; or (d) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to any Seller:

FAT Brands, Inc.

1166 Avenue of the Americas, 3rd Floor

New York, NY 10036

Attention: John C. DiDonato; Abhimanyu Gupta

E-mail: jdidonato@hcg.com; abhigupta@hcg.com

With a copy (shall not constitute notice to Sellers) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Ray Schrock; Natasha Hwangpo

E-mail: Ray.Schrock@lw.com; Natasha.Hwangpo@lw.com

and

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Ted Dillman; Sean Denvir

E-mail: Ted.Dillman@lw.com;

Sean.Denvir@lw.com

If to Buyer:

TABCO International Food Catering K.S.C.C.,

Attention: Abdulaziz Al-Turaiji

E-mail: abdulaziz.alturaiji@tabcofood.com

With a copy (that shall not constitute notice to Buyer) to:

Meysan Lawyers and Legal Consultants W.L.L

Al Hamra Tower, 59th Floor, Al Shuhada Street, Sharq, Kuwait

Attention: Abdul Aziz Al-Yaqout; Michel Ghanem

E-mail: aalyaqout@meysan.com; mghanem@meysan.com

and

Dorsey & Whitney LLP

300 Delaware Avenue, Suite 1010

Wilmington, DE 19801-1671

Attention: Alessandra Glorioso; Gregory W. Werkheiser

E-mail: Glorioso.alessandra@dorsey.com;

Werkheiser.gregory@dorsey.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.7.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

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Section 9.9 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7; provided, however, that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity.

Section 9.10 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) Sellers and Buyer will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that either Sellers or Buyer pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 9.11 will be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Sellers from seeking to collect or collecting damages (it being agreed that Sellers will not be liable for any special, punitive, exemplary, direct, indirect, consequential, or other damages). If, prior to the Termination Date, either Buyer or any Seller brings any action, in each case, in accordance with this Section 9.11, to enforce specifically the performance of the terms and provisions hereof by the other party, the Termination Date will automatically be extended for the period during which such action is pending, plus ten (10) Business Days or by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 9.11 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty made by Sellers herein.

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Section 9.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.13 No Third Party Beneficiaries. Other than a Non-Recourse Party in respect of Section 9.14, this Agreement (including any provision herein relating to Kuwaiti Tax Liabilities) shall not confer any rights or remedies upon any Person other than Buyers, each Seller, and their respective successors and permitted assigns.

Section 9.14 Non-Recourse.

(a) Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any Litigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement.

(b) Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such party set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, subsidiary, agent, Representative, or any financial advisor or lender to any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach.

(c) Each Non-Recourse Party is and shall be an intended third-party beneficiary of this Section 9.14 and shall have the right to enforce such provisions to the same extent as if it were a party hereto.

(d) This Section 9.14 may not be terminated, modified, or amended in any manner that adversely affects any Non-Recourse Party, without the prior written consent of such affected Non-Recourse Party.

(e) Nothing in this Section 9.14 shall limit or release any Party from any Liability expressly set forth in this Agreement.

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Section 9.15 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.16 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meaning ascribed to such terms in this Agreement. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the Sections of this Agreement, and it is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Disclosure Schedule to the extent the applicability of the disclosure to such other Section or subsection is readily apparent on the face of such disclosure without the need for a cross-reference, (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception, any violation of Law or breach of Contract or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, (d) the information and disclosures contained therein shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of any Seller or any other Person except to the extent explicitly provided in this Agreement, and (e) the disclosures set forth in the Disclosure Schedule shall not be deemed to expand the scope of any, or create any new, representation, warranty, covenant or agreement set forth herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item. The information contained in this Agreement (or the Exhibits or Schedules attached hereto) and/or in the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is disclosed solely for purposes of this Agreement. Sellers may (but shall not be obligated to) supplement or amend those portions of the Disclosure Schedule to reflect (i) any fact, event or condition arising after the date hereof and prior to the Closing which, if existing or occurring as of the date of this Agreement, would have been required to be described in the Disclosure Schedule in order to avoid any Seller representation or warranty contained in this Agreement from being untrue or inaccurate and (ii) any fact, event or condition which first became known to a Knowledge party of any Seller listed in the definition of “Knowledge” after the date hereof which, if known to such person prior to the date of this Agreement, would have been required to be described in the Disclosure Schedule in order to avoid any Seller representation or warranty contained in this Agreement which is subject to the Knowledge of any Seller from being untrue or inaccurate; provided, however, that no amendment to the Disclosure Schedule shall have the effect of removing any Acquired Asset without Buyer’s written consent, not to be unreasonably withheld, delayed or conditioned.

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Section 9.17 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.18 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies, delivered by electronic communications by portable document format (.pdf), or any other means of electronic execution, including by DocuSign, each of which shall be deemed an original.

Section 9.19 Privileged Communications.

(a) Sellers and Buyer hereby acknowledge and agree that notwithstanding any provision of this Agreement, neither Buyer nor any of its Affiliates shall have access to (and each hereby waives any right of access it may otherwise have with respect to) any Privileged Communications (which, for the avoidance of doubt, shall constitute Excluded Assets), whether or not the Closing occurs. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees, upon and after the Closing: (i) neither Buyer nor any of its Affiliates shall be a holder of, or have any right, title or interest to the Privileged Communications, (ii) only Sellers shall hold property rights in the Privileged Communications and shall have the right to waive or modify such property rights and (iii) Sellers shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer or any of its Affiliates.

(b) To the extent that any Privileged Communications are disclosed or made available to Buyer, the Parties hereby agree (i) that the disclosure, receipt and/or review of such Privileged Communication is entirely inadvertent and shall not waive, modify, limit or impair in any form or fashion the protected nature of the Privileged Communications, (ii) it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, common interest privilege, work product doctrine or other applicable privilege and (iii) Sellers shall have the right in their sole discretion and at any time to require the return and/or destruction of the Privileged Communications.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Sellers:

FAT BRANDS INC.

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

EB Franchises, LLC

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

TABCO International Food Catering K.S.C.C.

By:	/s/ A.H. Al-Bahar
Name:	Abdullateef Hamad Al-Bahar
Title:	Chairman

Signature Page to Asset Purchase Agreement

ANNEX 1

Sellers

1. FAT Brands, Inc.

2. EB Franchises, LLC